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STRABALA
RAMIREZ
& ASSOCIATES
CERTIFIED PUBLIC Accountants



March 19, 1997

Board of Directors
Corsaire Snowboard, Inc.
3838 Camino Del Rio North, Suite 333
San Diego, CA 92108

RE:    CONSENT TO USE OUR AUDITED FINANCIAL STATEMENTS AS AN
       Exhibit to Corsaire Snowboard, Inc. S-8 Registration Statement

Gentlemen:

Please let this letter serve as our consent to the filing of our audited financial statements of Corsaire Snowboard, Inc., a Delaware corporation dated October 25, 1996 for the year ending December 31, 1995.

Very truly yours,

STRALBALA RAMIREZ & ASSOCIATES

/s/ Henry Mendoza

Henry Mendoza, C.P.A.
Partner

HM/kk



ORANGE COUNTY corporate OFFICE
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